Exhibit 2

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

PUBLICLY-HELD COMPANY

MINUTES OF THE 47TH MEETING OF THE BOARD OF DIRECTORS

HELD ON APRIL 28 2014

I. DATE, TIME AND PLACE: On April 28, 2014, at 6:00 p.m., at Praia de Botafogo, No. 300, 11th floor, room 1101, Botafogo, in the City and State of Rio de Janeiro. II. CALL NOTICE: By individual messages sent to the members of the Board of Directors. III. QUORUM AND ATTENDANCE: A majority of the members of the Board of Directors were present, who signed below. Also in attendance were Allan as representatives of the Company. Also in attendance were Luis Enrique Devis and Bruno Lima, representatives of Banco Santander (Brasil) S.A., and Marco Gonçalves, representative of Banco BTG Pactual S.A. IV. Board: President of the Board: Mr. José Mauro M. Carneiro da Cunha; Secretary of the Board: Mr. José Augusto da Gama Figuiera. V. AGENDA: (1) approval of the increase of the Company’s capital stock, within the authorized capital limit established by the Company’s By-Laws, through a primary public offering (the “Oi Capital Increase”) of (i) Oi common registered, book-entry shares without par value, free and clear of any liens or encumbrances (the “Common Shares”) and (ii) Oi preferred, registered, book-entry shares without par value, free and clear of any liens or encumbrances (the “Preferred Shares” and, together with the Common Shares, the “Shares”), including Shares in the form of American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), to be offered simultaneously in Brazil and abroad (the “Global Offering” or the “Offering”); (2) setting the price of the Shares to be issued and justifying the criteria used for setting such price; (3) granting to Banco BTG Pactual S.A. the option to purchase shares issued by the Company, (i) deducted from the Shares allocated to the Priority Offering, as provisioned for in the documentation related to the Global Offering (ii) without considering the Additional Shares (composed of 225,250,867 Common Shares and 450,501,734 Preferred Shares), as provided in the documentation relating to the Global Offering, and (iii) subject to the ratio of 1/3 (one-third) common shares to 2/3 (two-thirds) preferred shares, in an amount of up to 15% (fifteen percent) of the number of Shares initially offered in the form of common and preferred shares, which is up to 287,554,298 Common Shares and 575,108,597 Preferred Shares, including Shares in the form of ADSs, represented by ADRs, under the same conditions and at the same price as the Shares initially offered (the “Over-Allotment Shares”), made exclusively to meet any excess demand that may result from the Offering (the “Over-Allotment Option”), pursuant to Article 24 of the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”) Instruction 400, dated December 29, 2003, as amended (“CVM Instruction 400”); (4) confirming the exclusion of rights of the Company’s shareholders to subscribe for Common Shares and Preferred Shares on a preferred basis, under the Offering, in accordance with the terms of article 172, item I, of the Brazilian Corporations Law, and article 9 of the Company’s By-Laws, given that such shareholders were able to cede, in whole or in part, their respective subscription rights under the Priority Offering; (5) determining the form in which Shares to be issued through the Offering will be paid for; and (6) verifying the increase and approval of the Company’s new capital stock. VI. RESOLUTIONS: With respect to item (1), after discussing the terms and receiving clarifications from the Company’s management, and taking into account the Fiscal Council’s report, to approve the increase of the Company’s capital stock, from R$7,471,208,836.63 to R$20,558,918,969.57, representing an increase of R$13,087,710,132.94, within the authorized capital limit established by the Company’s By-Laws, through the issuance for public subscription of 2,142,279,524 Common Shares and 4,284,559,049 Preferred Shares, totaling 6,426,838,573 Shares, to be publicly distributed, considering that the Company’s shareholders were able to, wholly or partially, cede their respective rights to subscribe for Shares within the scope of the Priority Offering. The Shares will simultaneously be: (1) publicly distributed in Brazil, through the non-organized over-the-counter market, in accordance with CVM Instruction 400 (the “Brazilian Offering”), coordinated by Banco

BTG Pactual S.A. (“BTG Pactual” or “Lead Coordinator” and “Stabilizing Agent”), by Bank of America Merrill Lynch Banco Múltiplo S.A. (BofA Merrill Lynch”), by Banco Barclays S.A. (Barclays”), by Banco de Investimentos Credit Suisse (Brasil) S.A. (“Credit Suisse”) and by BES Investimento do Brasil S.A. – Banco de Investimento (“BESI”, together with the Lead Coordinator, BofA Merrill Lynch, Barclays and Credit Suisse, “Global Coordinators”), BB – Banco de Investimento S.A. (“BB-BI”), Banco Bradesco BBI S.A. (“Bradesco BBI”), Banco Caixa Geral – Brasil S.A. (“Caixa Geral”), Citigroup Global Markets Brasil, Corretora de Câmbio, Títulos e Valores Mobiliários (“Citi”), Goldman Sachs do Brasil Banco Multiplo S.A. (“Goldman Sachs”), HSBC Bank Brasil S.A. – Banco Múltiplo (“HSBC”), Banco Itaú BBA S.A. (“Itaú BBA”), Banco Morgan Stanley S.A. (“Morgan Stanley”) and Banco Santander (Brasil) S.A. (“Santander” and, together with BB-BI, Bradesco BBI, Caixa Geral, Citi, Goldman Sachs, HSBC, Itaú BBA and Morgan Stanley, the “Joint Bookrunners”) and with the participation of certain contracted coordinators (the “Co-Managers”) and certain institutions authorized to operate in the Brazilian capital markets, accredited with the São Paulo Stock Exchange (BM&FBOVESPA S.A. - Bolsa de Valores, Mercadorias e Futuros) (“BM&FBOVESPA”), invited to participate in the Brazilian Offering exclusively to make place Shares in the Brazilian Offering with retail investors (“Syndicated Institutions” and, together with the Global Coordinators, the Joint Bookrunners and the Co-Managers, the “Institutions Participating in the Brazilian Offering”). Placement efforts for Shares in the Brazilian Offering were simultaneously undertaken abroad by international placement agents (the “International Placement Agents”), exclusively with investors in all countries except Brazil and the United States of America, subject to the applicable legislation in the country of the domicile of each non-resident investor that invests in Brazil; and (2) publicly distributed outside of Brazil in the form of ADSs, to be listed and traded on the New York Stock Exchange (the “NYSE”), in accordance with the U.S. Securities Act of 1933 (the “Securities Act”) and the provisions of the Prospectus Supplement to be filed with the U.S. Securities and Exchange Commission (the “SEC” and the “U.S. Offering,” respectively), under the coordination of the global coordinators of the international offering (the “Global Coordinators of the International Offering”) and with the participation of other contracted financial institutions. Holders of Common Shares and Preferred Shares will, beginning on the date on which such shares are issued, be conferred the same rights under the Company’s By-Laws and legislation applicable to the Company’s existing common and preferred shares, respectively, including the allocation of full dividends and other benefits that may be declared by the Company from the date of settlement of the Shares; (2) to approve the pricing of the Shares at R$2.00 per Preferred Share (and R$2.17 per Common Share, in accordance with the ratio of 1 Preferred Share per 0.9211 Common Share), which Shares will be fully recorded in the Company’s books under the capital stock line item. The calculation of the issue price of the Shares was made, after analyzing the parameters provisioned for by the Brazilian Corporations Law, on the basis of the Bookbuilding Process (defined below), having as parameters the conclusion of the bookbuilding process with Institutional Investors, including Related Parties, conducted by the Coordinators of the Offering, in accordance with article 44 of CVM Instruction 400 and article 170, paragraph 1, item II, of the Brazilian Corporations Law (the “Bookbuilding Process”), reflecting a demand and value for the Shares verified by the Public Offering and the Bookbuilding Process, particularly with respect to the investment intentions of independent third parties, ensuring the independence and commutativity of the price formation process, in accordance with the terms of article 170 of the Brazilian Corporations Law. Management understands that, in the case of the Public Offering, in view of the volume of the Public Offering and the Company’s need for funding, the fixing of the price of issuance of the Shares based on the Bookbuilding Process both permits the successful placement of shares and best answers to the criteria set forth in provisions in article 170, paragraph 1, particularly considering the market value of the Shares and the investment intentions manifested by a significant number of investors, given that there were no manifestations of investment that reflected the other criteria in article 170, paragraph 1; (3) to grant the Over-Allotment Option to BTG Pactual, conferring powers on the Board of Executive Officers to determine all of the terms and conditions relating to the Over-Allotment Option, being that the total amount to be raised in the Public Offering, including the Over-Allotment Shares, is not to exceed

Oi S.A.

Minutes of the 47th Meeting of Board of Directors

Held on April 28, 2014

R$13,959,900,000.00; (4) to approve the exclusion of rights of the Company’s shareholders to subscribe for Common Shares and Preferred Shares, including the Over-Allotment Shares, on a preferred basis, under the Offering, in accordance with the terms of article 172, item I, of the Brazilian Corporations Law, and article 9 of the Company’s By-Laws, while conceding their priority rights, given that such shareholders were able to cede, in whole or in part, their respective subscription rights under the Priority Offering; (5) to resolve that Shares issued under the Global Offering will be paid-in (i) by Portugal Telecom SGPS S.A., with assets, through the contribution to the Company of equity stakes in companies that hold all of (i.a) Portugal Telecom’s operating assets, except for direct and indirect interests held in the Company and Contax Participações S.A. and (i.b) Portugal Telecom’s liabilities as of the date of contribution, in accordance with the Valuation Report prepared by Banco Santander (Brasil) S.A. (the “PT Assets”), approved at the general meeting of the Company’s shareholders held on March 27, 2014; and (ii) in cash, in one lump sum, at the moment of subscription, in Brazilian currency; and (6) to verify the subscription of 2,142,279,524 Common Shares and 4,284,559,049 Preferred Shares, distributed under the Global Offering, and, consequently, to approve the new capital stock of the Company, which becomes R$20,558,918,969.57, represented by 8,066,866,216 shares issued by the Company, of which 2,944,591,756 are common shares and 5,984,937,355 are preferred shares, all registered, book-entry shares without par value. All resolutions were approved by a majority of the Board Members, the opposing vote of Antônio Cardoso dos Santos having been recorded for the same reasons already declared in his protest filed at the meeting of the Board of Directors that took place on December 18, 2013. VII. CLOSING: The relevant materials necessary to decide on the matters above were forwarded to the members of the Board of Directors and comprise these minutes and have been filed with the secretary of the Company. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, were by all members of the Board of Directors who were present and by the Secretary. (/s/) José Mauro M. Carneiro da Cunha – Chairman of the Meeting; Renato Torres de Faria; Armando Galhardo N. Guerra Junior; Rafael Cardoso Cordeiro; Sergio Franklin Quintella; Alexandre Jereissati Legey; Fernando Magalhães Portella; Cristiano Yazbek Pereira; José Valdir Ribeiro dos Reis; Fernando Marques dos Santos; Carlos Augusto Borges; Marcelo Almeida de Souza (alternate); Shakhaf Wine and Antonio Cardoso dos Santos.

These minutes are a faithful copy of the original minutes recorded in the Company’s own books.

Rio de Janeiro, April 28, 2014.

José Augusto da Gama Figueira

Secretary

Oi S.A.

Minutes of the 47th Meeting of Board of Directors

Held on April 28, 2014